Exhibit 10.3

FIRST AMENDMENT TO THE

ENGILITY HOLDINGS, INC. AMENDED AND RESTATED SEVERANCE PLAN

Dated as of September 9, 2018

WHEREAS, the Compensation Committee of the Board of Directors (the “Committee”) of Engility Holdings, Inc. (the “Company”), previously adopted the Amended and Restated Severance Plan (the “Plan”) effective as of March 15, 2017;

WHEREAS, the Committee has determined that it is in the best interests of the Company to amend the Plan in certain respects in connection with the transactions contemplated by that certain Agreement and Plan of Merger by and among the Company and Science Applications International Corporation dated September 9, 2018 (the “Merger Agreement”);

WHEREAS, pursuant to Section 10 of the Plan, the Committee has the authority to amend the Plan; provided that the Plan may not be amended in any manner that is adverse to an eligible employee; and

WHEREAS, the Committee authorized, approved and adopted, this Amendment to the Plan, effective as of the date hereof (the “Effective Date”);

NOW THEREFORE, BE IT RESOLVED, effective as of the Effective Date, the Plan is amended as follows:

1.

During the period from the Effective Date through December 31, 2019 or, if earlier, the date that the Merger Agreement is terminated pursuant to its terms (such period, the “Amendment Period”), Section 1(z)(4) of the Plan shall be deleted in its entirety and replaced with the following:

“(4)a multiple as follows for each (A) Vice President who is a CEO Indirect Report or (B) CEO Designee:

a. A multiple of .75 (three-quarters) for an Eligible Employee with a period of continuous service with the Company of at least 91 (ninety-one) days prior to the Separation from Service by less than one (1) year; and

b. A multiple of one (1) for an Eligible Employee with a period of continuous service with the Company of one (1) or more years prior to the Separation from Service.

2.	During the Amendment Period, Section 10 of the Plan is hereby amended to delete the last sentence thereof in its entirety and to replace it with the following:

  “Subject to the foregoing limitations, the Company reserves the right to amend or terminate the Plan, by action of the Board; provided, that no such amendment or termination shall be effective if made in connection with or in anticipation of the consummation of the transactions contemplated by that certain Agreement and Plan of Merger by and among the Company and Science Applications International Corporation dated September 9, 2018 (the “Merger Agreement” and such transactions, the “Merger”) at the request of, or upon the initiative of, Science Applications International Corporation or otherwise in connection with or anticipation of the Merger. After the occurrence of the Merger and until December 31, 2019, this Plan may not be amended in a manner that would materially, adversely affect Eligible Employees’ rights under the Plan or terminated without the consent of a majority of the Eligible Employees who are employed by an Employer at the time of the proposed amendment or termination or who are Eligible Employees receiving severance benefits pursuant to Section 2 of this Plan at such time. Any action to amend or terminate this Plan on or after the date on which the Merger is consummated, without the foregoing consent, shall not be effective prior to December 31, 2019.”

3.	Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.
4.	This Amendment shall have no force or effect following the Amendment Period.
5.

The remainder of the Plan shall remain in full force and effect. All references to the “Plan” and any other references of similar import shall hereinafter refer to the Plan as amended by this Amendment.

6.	This Amendment shall be construed and interpreted in accordance with the laws of the Commonwealth of Virginia.

****